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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON D.C. 20549

                                  SCHEDULE 13G


            INFORMATION STATEMENT PURSUANT TO RULES 13d-1 AND 13d-2
                    UNDER THE SECURITIES EXCHANGE ACT OF 1934

                               (AMENDMENT NO. 1)*

                            RURAL/METRO CORPORATION
                          -----------------------------
                                (Name of Issuer)

                                  COMMON STOCK
                         ------------------------------
                         (Title of Class of Securities)


                                   781748108
                                 --------------
                                 (CUSIP Number)

     Check the  appropriate  box to  designate  the rule  pursuant to which this
Schedule is filed:

     [ ]   Rule 13d-1(b)

     [X]   Rule 13d-1(c)

     [ ]   Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                                  SCHEDULE 13G/A
-------------------                                            -----------------
CUSIP NO. 781748108                                            Page 2 of 5 Pages
-------------------                                            -----------------

1  NAMES OF REPORTING PERSONS
   S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS
   Mark S. Howells

   -----------------------------------------------------------------------------
2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                  (a) [ ]
                                                                      (b) [ ]
   -----------------------------------------------------------------------------
3  SEC USE ONLY

   -----------------------------------------------------------------------------
4  CITIZENSHIP OR PLACE OF ORGANIZATION
   USA

   -----------------------------------------------------------------------------
                 5  SOLE VOTING POWER
                    957,650
    NUMBER OF       ------------------------------------------------------------
     SHARES      6  SHARED VOTING POWER
   BENEFICIALLY     0
    OWNED BY        ------------------------------------------------------------
      EACH       7  SOLE DISPOSITIVE POWER
    REPORTING       957,650
     PERSON         ------------------------------------------------------------
      WITH       8  SHARED DISPOSITIVE POWER
                    0
                    ------------------------------------------------------------
9  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
   957,650
   ----------------------------------------------------------------------------
10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* [ ]


   -----------------------------------------------------------------------------
11 PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
   6.55%
   -----------------------------------------------------------------------------
12 TYPE OF REPORTING PERSON*
   IN
   -----------------------------------------------------------------------------

                                  SCHEDULE 13G/A
-------------------                                            -----------------
CUSIP NO. 781748108                                            Page 3 of 5 Pages
-------------------                                            -----------------

Schedule 13G of Mark S. Howell with respect to the common stock (the "Common Shares") of Rural/Metro Corporation (the "Company").

ITEM 1(a). NAME OF ISSUER:
           Rural/Metro Corporation

ITEM 1(b). ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:
           8401 East Indian School Road, Scottsdale, Arizona 85251

ITEM 2(a). NAME OF PERSON FILING:
           Mark S. Howells

ITEM 2(b). ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE:
           2390 Camelback Road, No. 318, Phoenix, Arizona 85016

ITEM 2(c). CITIZENSHIP:
           USA

ITEM 2(d). TITLE OF CLASS OF SECURITIES:
           Common Stock

ITEM 2(e). CUSIP NUMBER:
           781748108

ITEM 3.    IF THIS STATEMENT IS FILED PURSUANT TO RULES 13d-1(b), OR 13d-2(b) OR
           (c), CHECK WHETHER THE PERSON FILING IS A:

           (a) [ ] Broker or Dealer registered under Section 15 of the Securities Exchange Act of 1934 (the "Act")

           (b) [ ]  Bank as defined in Section 3(a)(6) of the Act

           (c) [ ]  Insurance Company as defined in Section 3(a)(19) of the Act

           (d) [ ] Investment Company registered under Section 8 of the Investment Company Act of 1940

           (e) [ ] An investment adviser in accordance with Rule 13d-1(b)(1)(ii)(E);

                                  SCHEDULE 13G/A
-------------------                                            -----------------
CUSIP NO. 781748108                                            Page 4 of 5 Pages
-------------------                                            -----------------

           (f) [ ] An employee benefit plan or endowment fund in accordance with Rule 13d-1(b)(1)(ii)(F);

           (g) [ ] A parent holding company or control person in accordance with Rule 13d-1(b)(1)(ii)(G);

           (h) [ ] A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act;

           (i) [ ] A church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act;

           (j) [ ]  A Group, in accordance with Rule 13d-1(b)(1)(ii)(J).

           If this statement is filed pursuant to Rule 13d-1(c), check this box [X].

ITEM 4. OWNERSHIP.

        (a) Amount beneficially owned:
            957,650

        (b) Percent of class:
            6.55% (based on the 14,626,336 Common Shares reported to be outstanding in the Company's Quarterly Report on Form 10-Q for the quarter ended September 30, 2000).

        (c) Number of shares as to which such person has:
            (i)   Sole power to vote or to direct the vote: 957,650
            (ii)  Shared power to vote or to direct the vote: 0
            (iii) Sole power to dispose or to direct the disposition of: 957,650
            (iv)  Shared power to dispose or to direct the disposition of: 0

ITEM 5. OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

     Not Applicable.

ITEM 6. OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

     Not Applicable.

                                  SCHEDULE 13G/A
-------------------                                            -----------------
CUSIP NO. 781748108                                            Page 5 of 5 Pages
-------------------                                            -----------------

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.

     Not Applicable.

ITEM 8.  IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

     Not Applicable.

ITEM 9.  NOTICE OF DISSOLUTION OF GROUP.

     Not Applicable.

ITEM 10. CERTIFICATION. (if filing pursuant to Rule 13d-1(c))

     By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                                    SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, the undersigned certifies that the information set forth in this statement is true, complete and correct.

                                        February 6, 2001
                                        ----------------------------------------
                                        (Date)

                                        /s/ Mark S. Howells
                                        ----------------------------------------
                                        (Signature)

                                        Mark S. Howells
                                        ----------------------------------------
                                        (Name/Title)